UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2021

PROCEPT BIOROBOTICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-40797	26-0199180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
900 Island Drive
Redwood City, California 94065
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (650) 232-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	PRCT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2021, PROCEPT BioRobotics Corporation (the “Company”) entered into a Lease dated as of December 31, 2021 (the “Lease”), between the Company and 150-180 Baytech Drive CA Owner LLC (“Landlord”), pursuant to which the Company will lease two existing buildings, comprising approximately 158,221 rentable square feet of space, located in San Jose, California (the “San Jose Facility”). The term of the Lease is anticipated to commence on or before December 31, 2022 and continue for 122 months following the Lease commencement, with two five year options to extend the term of the Lease. The Lease provides for annual base rent of approximately $4.3 million in the first year, which increases on a yearly basis up to approximately $5.5 million in year 10. The Company intends to relocate its operations to the San Jose Facility by the end of the term of the lease for the Company’s facility in Redwood City, California.

Under the terms of the Lease, the Company will receive an allowance of up to approximately $7.9 million from the Landlord to be applied to the Company’s construction of tenant improvements at the San Jose Facility following the Landlord’s delivery of the San Jose Facility to the Company.

The Lease will be attached as an exhibit to the Company’s Annual Report on Form 10-K that will be filed with the U.S. Securities and Exchange Commission for the year ending December 31, 2021.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 29, 2021, the Board of Directors (the “Board”) of the Company increased the number of directors on the Board from eight to nine and appointed Mary Garrett as a new Class II director of the Company, with such appointment taking effect immediately. Ms. Garrett will serve on the Board for a term expiring at the 2023 Annual Meeting of Stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal.
Ms. Garrett most recently served on the board of Hillrom Corporation from March 2017 until it was acquired by Baxter International Inc. (NYSE: BAX) in December 2021. Ms. Garrett was the governance committee chair and served on the audit committee of Hillrom. She also previously served as a board member and was on the audit committee of Ethan Allen Interiors, Inc. (NYSE: ETH) from 2016 until November 2021. Prior to these roles and her retirement in 2015, Ms. Garrett was the Chief Marketing Officer, Global Markets for IBM Corporation.

Ms. Garrett will receive the standard compensation paid by the Company to all of its non-employee directors under the Company’s Director Compensation Program (the “Program”). Pursuant to the Program, Ms. Garrett has received a restricted stock unit award, with a value of $200,000 (the “Initial Award”). The Initial Award will vest with respect to one-third (1/3rd) of the shares subject thereto on the first anniversary of Ms. Garrett’s appointment to the Board, and as to the remaining two-thirds (2/3rds) of the shares subject thereto on each annual anniversary of Ms. Garrett’s appointment to the Board during the two-year period thereafter, subject to continued service through the applicable vesting date.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Ms. Garrett, which will require the Company to indemnify her against certain liabilities that may arise as result of her status or service as a director. The description of Ms. Garrett’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Registration Statement on Form S-1/A filed with the U.S. Securities and Exchange Commission on September 8, 2021 as Exhibit 10.5.

There are no arrangements or understandings between Ms. Garrett and any other person pursuant to which she was selected as a director, nor are there any transactions in which Ms. Garrett has an interest that would be reportable under Item 404(a) of Regulation S-K.

On January 4, 2022, the Company issued a press release announcing Ms. Garrett’s appointment to the Board, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of PROCEPT BioRobotics Corporation, dated January 4, 2022

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROCEPT BIOROBOTICS CORPORATION

Date: January 4, 2022	By:	/s/ Alaleh Nouri
Alaleh Nouri
General Counsel and Secretary